Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care, Inc. Announces Redemption of 71/2% Senior Notes Due 2006

TOLEDO, Ohio, August 8, 2005 – Manor Care, Inc. (NYSE:HCR) announced today that its wholly owned subsidiary, Manor Care of America, Inc. (f/k/a Manor Care, Inc.), intends to redeem in full any and all of its 71/2% Senior Notes due 2006 (the “Notes”) outstanding at the close of business on September 8, 2005 (the “Redemption Date”) at the greater of (i) 100% of the principal amount thereof, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined in the Indenture), plus 15 basis points (the “Redemption Price”), plus accrued interest thereon to, but excluding, the Redemption Date.

The Redemption Price of the Notes and accrued interest thereon will become due and payable on the Redemption Date, and from and after said date, interest will cease to accrue and be payable. Payment of the Redemption Price on the Notes will be paid only upon presentation and surrender thereof in the manner specified in the notice of redemption for the Notes, which will be mailed to registered holders of Notes by Wilmington Trust Company, as trustee.

This announcement is not a notice of redemption for the Notes or any other security.

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Manor Care Release, Page 2

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.